PRESS RELEASE

Available for Immediate Publication: December 15, 2005
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
   R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

County Bank Names Ed Rocha as President and COO
- Tom Hawker to continue as CEO -

Merced, Calif., December 15, 2005 -- County Bank, a subsidiary of Capital Corp of the West (Nasdaq:CCOW), announced today that Ed Rocha has been promoted to President and Chief Operating Officer. Mr. Rocha, a valley native and banking veteran of 31 years, has been with County Bank for 10 years and previously served as Executive Vice President.

“Ed has diligently applied his skills and talents over 10 years with the Bank, starting as Manager of the Turlock-Geer Road branch,” said Tom Hawker, CEO of County Bank/Capital Corp of the West. “During the last two years, Ed has continued to take over more of the daily responsibilities involving oversight and management of County Bank, while also focusing on our continued growth. His strong core values set an excellent example for our team to follow and embody the essence of what County Bank stands for,” continued Hawker.

Mr. Hawker will continue as CEO of County Bank and CEO/President of Capital Corp of the West. The promotion of Mr. Rocha to President of County Bank, will allow Mr. Hawker to fully focus his attention on strategic planning, investor relations, risk management, and wealth management at County Bank in addition to the support functions of the parent company, as the Bank continues its aggressive growth strategy.

“The management team at County Bank has been together for a number of years and has developed a clear vision for the future of the Bank,” said Ed Rocha, newly appointed President/COO. “We will continue to deliver on what we believe in, as we work to better serve valley residents.”

Mr. Rocha was born and raised in Newman, 30 miles from Merced, and has seen the evolution of the Valley as a statewide economic factor. Mr. Rocha attended Modesto Jr. College and San Francisco State. He then went on to receive his Master’s in banking from Louisiana State University’s Graduate School of Banking. Currently, Mr. Rocha and his wife, Karen, reside in Turlock.

About County Bank
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 28 years of service as “Central California’s Community Bank.” County Bank ranks fifth out of thirty-nine banking institutions in this market area and is the largest community bank in the Central Valley. It operates 21 retail and 5 corporate lending centers mortgage lending offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, Sacramento, San Francisco and Tuolumne.

For further information about County Bank, contact Tom Hawker, at (209) 725-2276.

Form 8-K